UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report March 30, 2015

CH2M HILL Companies, Ltd.

(Exact name of registrant as specified in its charter)

Commission File Number 000-27261

Delaware	93-0549963
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

9191 South Jamaica Street,
Englewood, CO	80112-5946
(Address of principal executive offices)	(Zip Code)

(303) 771-0900

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On March 30, 2015, CH2M HILL Companies, Ltd. and several of CH2M HILL’s subsidiaries, as Borrowers and Subsidiary Guarantors, entered into a Second Amendment to Credit Agreement (the “Second Amendment”), amending the Second Amended and Restated Credit Agreement, dated as of March 28, 2014, as amended by the First Amendment to Credit Agreement, dated as of September 26, 2014 (the “Credit Agreement”), among CH2M HILL Companies, Ltd., such subsidiaries of CH2M HILL, Wells Fargo Bank, National Association, as Administrative Agent and Swing Line Lender (the “Agent”), and each of the financial institutions party thereto (the “Lenders”). The Credit Agreement provides for an unsecured revolving credit facility in an amount of up to $1.1 billion, including a subfacility for the issuance of standby letters of credit in a face amount up to $750 million, a subfacility of up to $300 million for multicurrency borrowings and a subfacility of up to $50 million for swingline loans.  The facility is available to CH2M HILL and its subsidiaries to refinance certain indebtedness and for general corporate purposes.

CH2M HILL entered into the Second Amendment to provide financial and operational flexibility under the Credit Agreement.  The Second Amendment amends the Credit Agreement to temporarily increase the maximum Consolidated Leverage Ratio from 3.25x to 3.75x from January 1, 2015 through the earlier of the end of fiscal 2015 or the date, if any, during 2015 on which CH2M HILL completes one or more offerings of preferred stock with aggregate proceeds of $200 million or more.  Thereafter, the maximum Consolidated Leverage Ratio will return to 3.25x for the remainder of fiscal 2015 and 3.00x for fiscal periods after 2015.  The Second Amendment also adds an additional tier to the pricing grid that is contained in the definition of Applicable Rate which applies an increased applicable interest rate for loans outstanding under the Credit Agreement during any fiscal period for which the Consolidated Leverage Ratio exceeds 3.25x.  The Second Amendment further imposes a limit on certain repurchases by CH2M HILL of its common stock (either through or outside of the internal market maintained in connection with our employee ownership program) and preferred stock and payment of common stock dividends up to $15 million in fiscal 2015, subject to a pro forma 3.00x leverage threshold through 2015 and 2.75x thereafter. The $15 million cap is reduced by up to $15 million of legally required repurchases of common stock held in benefit plan accounts in excess of $45 million (although legally required repurchases of common stock held in benefit plan accounts are allowed in excess of such limits).  In addition, the Second Amendment limits CH2M HILL’s ability to make restricted payments, including common or preferred stock repurchases and redemptions, with proceeds from the sale of new equity interests by prohibiting such payments in 2015, unless CH2M HILL completes preferred stock offerings with gross proceeds of $200 million or more, and by imposing an overall cap on such payments in 2015 of $120 million. Other provisions of the Credit Agreement that permit certain restricted payments to be made in respect of capital stock are not affected by the Second Amendment, including provisions permitting CH2M HILL: (1) to repurchase up to $45 million of its common stock during 2015 (less an amount up to $45 million of legally required repurchases of common stock held in benefit plan accounts) in connection with its employee stock ownership program; (2) to pay dividends on preferred stock; and (3) to allow up to 50% of the proceeds from asset sales to be utilized to repurchase common or preferred stock, subject in each case to pro forma financial covenant compliance.  The Second Amendment also makes other technical and operating changes to the terms of the Credit Agreement in connection with the foregoing, including changes that permit CH2M HILL to change its fiscal year, as discussed under Item 5.03, below.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

The Board of Directors of CH2M HILL approved an amendment to Section 10.4 of CH2M HILL’s Amended and Restated Bylaws in order to enable it to change its fiscal year end from December 31st of each year to the last Friday in December of each year.  In the past, CH2M HILL has used a calendar fiscal year beginning on January 1 and ending on December 31 of each year.  Management and the Board of Directors believe that it would be more suitable for our operations and financial systems, as well as the timely gathering and reporting of financial information, to have a fiscal year ending on the last Friday of December.

Because CH2M HILL’s 2014 fiscal year ended on December 31, 2014, after giving effect to the amendment to Section 10.4 and the change of fiscal year, CH2M HILL’s 2015 fiscal year begins on January 1, 2015 and will end on Friday, December 25, 2015.  The following fiscal year will begin on Saturday, December 26, 2015 and end on the last Friday of December in 2016.

Effectiveness of the amendment to Section 10.4 of the Amended and Restated Bylaws and the related change of CH2M HILL’s fiscal year were conditioned upon the effectiveness of the Second Amendment. Accordingly, the amendment to Section 10.4 of CH2M HILL’s Amended and Restated Bylaws became effective and CH2M HILL’s fiscal year was changed concurrently with the effectiveness of the Second Amendment on March 30, 2015.  The foregoing description of the amendment to CH2M HILL’s Amended and Restated Bylaws is qualified in its entirety by reference to the full text of the Amended and Restated Bylaws, a copy of which is attached hereto as Exhibit 3.2 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit 3.2—Amended and Restated Bylaws of CH2M HILL Companies, Ltd., as amended through and including March 30, 2015.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, CH2M HILL has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CH2M HILL COMPANIES, LTD.

Date: April 3, 2015	By:	/s/ Gary L. McArthur
Gary L. McArthur

Its: Executive Vice President and Chief Financial Officer